Exhibit 10.12

Master Service Agreement

between

Blue Water Vaccines, Inc. & Ology Bioservices, Inc.

This Master Service Agreement (this “Agreement”) is made effective as of the 19th day of July, 2019 (the “Effective Date”) by and between Blue Water Vaccines, Inc., a Delaware Company with offices at 15 East Putnam Avenue, Suite 363, Greenwich, CT 06830 (“Client”), and Ology Bioservices, Inc., a Delaware corporation having a principal place of business at 13200 N.W. Nano Court, Alachua, Florida 32615 (“Ology Bio”). Client and Ology Bio are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Ology Bio offers a wide range of services including, but not limited to, technology transfer, process development, analytical method optimization, cGMP manufacture, regulatory affairs, and stability studies of biologic products.

WHEREAS, Client hereby engages Ology Bio and Ology Bio accepts the engagement to provide the offered services from time to time pursuant to the terms hereof and each separate mutually accepted project agreement in the form attached hereto as Exhibit A (each a “Project Addendum”). Client and Ology Bio shall enter into a Project Addendum for each project they wish to be governed by the terms and conditions of this Agreement.

Article 1, DEFINITIONS

1.1 As used in this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” means any corporation or other business entity directly or indirectly controlled by, controlling, or under common control with a Party or its parent corporation. The term “control” (including, with correlative meaning, the terms “controlled by,” “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.

“Applicable Law” means all international, national, federal, state, provincial and local laws, statutes, codes, rules, regulations, ordinances, orders, decrees or other pronouncements of any governmental, administrative or judicial authority having the effect of law that govern the Parties’ respective obligations hereunder, including cGMP.

“Background IP” means with respect to a Party, Intellectual Property of that Party existing before or at the Effective Date of this Agreement or developed independently of the activities under this Agreement that is under the control of either Party and that is reasonably necessary, relevant or otherwise useful for performing the activities under this Agreement and/or for the exercise of rights under any license granted hereunder as applicable. For the purposes of this definition “control” means ownership and/or the right to grant licenses to Third Parties.

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“Batch” means a specific quantity of Product comprising a number of Units mutually agreed upon between Client and Ology Bio, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of manufacture.

“Batch Related Documents” means manufacturing documentation including analytical data, certificates of analysis, batch records, and such other documents as reasonably requested by Client to enable the release of Product in conformance with the applicable Quality Agreement.

“Bill of Materials” or “BOM” means the listing of Materials, part numbers, and relative quantities to be used in the Production of Product.

“Bulk Drug Substance” or “BDS” means the active pharmaceutical ingredient, as set forth in each applicable Project Addendum.

“Client Background IP” shall mean the Background IP owned or Controlled by Client as of the Effective Date.

“Client Improvements” shall mean any designs, inventions, discoveries, innovations, methods, improvements, processes, know-how, or techniques, whether patentable or copyrightable or not, to the Client Background IP arising out of the performance of services under this Agreement by Ology Bio and/or any use of either Client Intellectual Property and/or the BDS and in any case directly (i) pertaining to the chemical structure of Product, the BDS or (ii) require the use of Product and/or the BDS. For the avoidance of doubt, Client Improvements shall not include Ology Bio Background IP or Process Inventions or Ology Bio Improvements, as defined below.

“Components” shall mean the primary packaging components (e.g. vial, stopper, seal and syringe) used by Ology Bio in the filling of a Drug Product under this Agreement. Components are listed in the Bill of Materials.

“Confidential Information” is defined as set forth in Article 18.

“Control” or “Controlled” means, with respect to any material, information or Intellectual Propetry Property that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, information or Intellectual Property and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

“Current Good Manufacturing Practices” or “cGMP” means the following to the extent having jurisdiction over the Production of Product: (a) the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations (including without limitation 21 CFR 210 and 211); (b) the practices and principles promulgated by the EMA (European Medicines Agency), including ED Directives 2001/83/ED and 2003/94/EC; and (c) the PICS guidelines to good manufacturing practices in effect at any time during the Term of this Agreement.

“Drug Product” or “DP” shall mean final filled product.

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“Effective Date” shall mean the date set forth above.

“Executed Batch Record” shall mean the completed batch record (dispositioned by Ology Bio as released, rejected or aborted) and associated exception reports, and if applicable, a Lot QC Data Packet for each Batch of Product.

“FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

“Intellectual Property” shall mean ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

“Joint Intellectual Property” means any intellectual property invented or discovered during the performance of Services by both Parties jointly that does not constitute either Client Improvements or Ology Bio Improvements.

“Lot QC Data Packet” shall mean a listing of the analytical testing and Specifications performed on the Product and the results of such tests. In some instances, a QCMD may be provided in lieu of a Lot QC Data Packet.

“Master Batch Record” or “MBR” shall mean, with respect to each Presentation of Product to be Produced hereunder, a formal set of instructions for the Production of each Presentation of such Product. The Client MBR shall be developed and maintained in Ology Bio’s standard format by Ology Bio, using Client’s master formulation and technical support.

“Materials” as used in this Agreement shall collectively mean all materials required for Production of Product, including the BDS, Components, Secondary Packaging Materials and Raw Materials.

“Material Specifications” shall mean the specifications and testing to be performed on the Materials, as specified in the Quality Agreement.

“Monetary Cap” shall mean Ology Bio’s aggregate liability under this Agreement, including but not limited to third party claims, not to exceed the aggregate amount paid to Ology Bio by Client under this Agreement in the first three calendar years of the Agreement

“Ology Bio Background IP” means the Background IP owned or Controlled as of the Effective Date by Ology Bio.

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“Ology Bio Improvements” means any designs, inventions, discoveries, innovations, methods, improvements, processes, know-how, techniques or other valuable developments, whether patentable or copyrightable or not made by Ology Bio, to the Ology Bio Background IP or the Process Inventions. arising out of the performance of services under this Agreement.

“Presentation” shall mean the specific formulation and Components for the Product as specified in the applicable Batch Record.

“Process Inventions” shall mean any Inventions that are new manufacturing technologies, methods, processes or techniques, or are improvements to existing manufacturing technologies, methods, processes or techniques, and that are generally applicable to pharmaceutical products.

“Process Services” or “Services” shall mean those development, manufacturing, optimizing, and/or testing processes performed by Ology Bio. Process Services activities shall be identified in each applicable Project Addendum.

“Produce” or “Production” shall mean the development, analysis, synthesis, formulation, filling, packaging, inspecting, labeling, and/or testing of Product by Ology Bio as specified in the applicable Master Batch Record or finishing specification sheet.

“Product” shall mean product as specified in each applicable Project Addendum.

“Product Requirements” shall mean cGMPs, the Product Specifications and the master batch record.

“Product Specifications” shall mean, with respect to Product, the specifications and testing to be performed for the Product and/or the stability program that are set forth in the Ology Bio SOPs and the relate Batch Records. The Product Specifications include all tests that Ology Bio is required to conduct or cause to be conducted as specified in the QCMD. The Product Specifications may be modified from time to time only by a written agreement of Client and Ology Bio.

“Production Price” shall be defined in Section 5.1.

“Project Addendum” shall mean an addendum to this Agreement for each project and/or Presentation of Product Produced hereunder, an example of which is attached hereto as Exhibit A. The Project Addendum shall include a statement of work, Project Plan, a related Quality Agreement, and other documents as reasonably determined by the Parties.

“Project Addendum Effective Date” shall mean the effective date of the Project Addendum as set forth in such Addendum.

“Project Addendum Term” shall be defined as set forth in Article 8.

“Quality Agreement” shall mean an addendum to this Agreement under which the Parties allocate the pharmaceutical responsibilities, as further set forth in Section 2.3.

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“Quality Control Master Document” or “QCMD” shall mean a listing of the analytical testing and corresponding Specifications, to be performed on the Bulk Drug Substance, Raw Materials and in some instances, Product.

“Raw Materials” shall mean all excipients, inactive ingredients and other substances used by Ology Bio in the Production of Product under this Agreement with the exception of BDS, Components and Secondary Packaging Materials. All Raw Materials are listed in the Bill of Materials.

“Regulatory Approval” shall mean all authorizations by the appropriate Regulatory Authority necessary for use in clinical trials or sale in a jurisdiction, including without limitation, approval of labeling and Production.

“Regulatory Authority” means those agencies or authorities responsible for regulation of the Product in the country where the Product is used in clinical trials or will be sold, provided such Regulatory Authority is expressly agreed to by the Parties in the Quality Agreement. Ology Bio will have no obligation to Produce in compliance with the requirements of a Regulatory Authority not specified in the Quality Agreement.

“Released Executed Batch Record” shall mean the completed batch record and associated exception reports, and a Lot QC Data Packet created for each Batch of Product.

“Secondary Packaging Materials ” as used in this Agreement shall mean any material employed in the secondary packaging of the Product (e.g. leaflet, label and folded box) but excluding any outer packaging used for transportation or shipment. All Secondary Packaging Materials are listed in the Bill of Materials.

“Unit” shall mean an individually packaged dose of Product, including by way of example only, a vial or prefilled syringe, as specified in the Project Plan.

Article 2, PROJECT ADDENDUM/PLANS/QUALITY AGREEMENT

2.1 Project Addendum. For each Project and/or Presentation of Product to be Produced by Ology Bio hereunder, the Parties shall agree in writing upon a Project Addendum. The Project Addendum shall be prepared by Ology Bio. In no event shall Ology Bio be required to schedule or commence Services until a Project Addendum for such Services has been approved in writing by both Ology Bio and Client.

2.2 Project Plan. For Services and Product to be Produced hereunder, the Parties shall agree in writing upon a Project Plan, which shall be included in the Project Addendum. Ology Bio shall not be required to schedule or commence any Production until a Project Plan for such Product has been approved in writing by both Ology Bio and Client.

2.3 Quality Agreement. The Parties will agree in writing on a Quality Agreement. Ology Bio shall not be required to schedule any Production until a Quality Agreement has mutually agreed and been duly signed by both Ology Bio and Client.

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2.4 Amendment. This Agreement, Project Addendum, and Quality Agreement may be amended from time to time, only upon mutual written agreement of the Parties. Upon execution of any Project Addendum, or Quality Agreement, such executed document shall be deemed to be incorporated herein by reference and made a part of this Agreement.

2.5 Effect of Failure to Execute Plans. Failure to execute a Project Addendum and Quality Agreement with respect to a Product will not relieve either Party of any obligation accruing with respect to such Product prior to such failure to execute; provided, however, that Ology Bio will not, without the prior written consent of Client (the “Client Approval”), commence any work or incur any obligations with to such Product unless a Project Plan, including any Project Addendum has been executed by the Parties.

Article 3, PURCHASE AND SUPPLY OF MATERIALS

3.1 Client Supplied Materials. Client, at its expense (including without limitation shipping costs), shall supply to Ology Bio, in a timely manner, all Client supplied Materials. On receipt of the Client supplied Materials, Ology Bio’s sole obligation with respect to evaluation of the Client supplied Materials shall be to review the accompanying certificate of analysis to confirm that the Client supplied Materials conform with the specifications. The responsibility for vendor/supplier qualification is set forth in the Quality Agreement.

3.2 Material Delivery Delays. Timely delivery of Client supplied Materials shall mean that the respective Materials and the required cGMP-related documents reach Ology Bio prior to the scheduled manufacturing date of such Product per the timing set forth in the Project Plan. Any delay in delivery of the Materials by Client may lead to a delay by Ology Bio in its performance hereunder, which delay shall not be considered a breach of Ology Bio’s obligations hereunder. Material Delivery Delays shall impact production space availability and timing. If because of a Material Delivery Delay Ology Bio incurs additional costs, Ology Bio, in its sole discretion, may require Client to reimburse for any such additional costs. If the cause of the delay is due to Ology Bio’s failure to timely order Materials to support development and production activities, Ology Bio shall be responsible for any additional costs due to such delays. Ology Bio shall promply notify Client of any Material Delivery Delays.

3.3 Ology Bio Supplied Materials. Ology Bio will purchase all Materials listed in the Bill of Materials as Ology Bio Supplied Materials. The cost of Ology Bio Supplied Materials shall be invoiced to Client as the Materials are received by Ology Bio and shall include an additional 15% fee for procurement and handling of any Ology Bio Supplied Materials. Ology Bio shall control packaging materials listed in the Bill of Materials and shall assist Client with evaluation and purchase of modified materials in the event that Client requests a change in Presentation. Ology Bio shall not initiate any changes to Materials without written approval from Client.

3.4 Importer of Record. In the event any material or equipment to be supplied by Client, including without limitation Client supplied Materials, is imported into the United States for delivery to Ology Bio (“Imported Goods ”), such Imported Goods shall be imported (Incoterms 2010) with Client being the “Importer of Record”. As the Importer of Record, Client shall be responsible for all aspects of the Imported Goods including, without limitation (a) customs and other regulatory clearance of Imported Goods, (b) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods, and (c) keeping all records, documents, correspondence and tracking information required by Applicable Law arising out of or in connection with the importation or delivery of the Imported Goods.

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Article 4, MODIFICATION OR CANCELLATION

4.1 Modification or Cancellation. In the event that Client modifies the activities or schedule of activities under a applicable Project Addendum, Client shall pay to Ology Bio those non-cancellable costs for equipment, material, labor, Production, manufacturing, and research and development space already incurred and applicable to the modified activities and schedule to the extent Ology Bio is unable to reschedule or repurpose the abovementioned for another project, despite Ology Bio’s commercially reasonable efforts to do so.

Article 5, PRICE

5.1 Product Production Price. The price to be paid by Client for the Production of Product (the “Production Price”) is set forth in the Project Addendum.

5.2 Process Services Price. The price to be paid by Client for Process Services shall be set forth in the Project Plan contained in the Project Addendum.

Article 6, SHIPMENT, STORAGE AND INVOICING

6.1 Delivery Terms. Product shall be delivered to Client ExWorks (Incoterms 2010) at Ology Bio’s facility in Alachua, Florida, freight collect, by a common carrier designated by Client; provided, however, Ology Bio shall be responsible for the loading of the Product on departure and shall bear all costs of such loading.

6.2 Storage.

6.2.1 Product Storage. Ology Bio will store Product as required and Client shall pay, the storage fees at Ology Bio’s standard rates as stated in the applicable Project Addendum.

6.2.2 BDS and Material Storage. Ology Bio will not be required to store quantities of Materials and/or BDS more than required to Produce one (1) Batch(es) of Product without the prior written consent of Ology Bio and Client’s agreement to reimburse Ology Bio for all costs incurred in connection with such storage at Ology Bio’s standard rates. Ology Bio will store Materials and/or BDS up to the Storage Period stated in Section 6.2.1 after Ology Bio’s release of the Product or termination of the Agreement and/or the Project Addendum. After the Storage Period, if Ology Bio agrees to store the Materials and/or BDS longer, then Ology Bio shall charge, and Client shall pay, the storage fees at Ology Bio’s standard rates.

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6.2.3 Third Party Storage. Ology Bio shall be permitted to store Product and Materials in third party storage facilities which shall be previously audited by Ology Bio and reasonably approved in advance by Client.

6.3 Subsequent Export. Client agrees and represents that Client is the owner of the goods that are consigned to Ology Bio for contract manufacturing services and warrants that Client is responsible for any subsequent export or re-export and will comply with all Applicable Law relating to the export or re-export, including the prohibition against unlawful transshipments. Further, where such goods are destined for export or re-export, Client agrees and accepts that it is the Foreign Principal Party in Interest (“FPPI”) and warrants that as the FPPI, it will duly authorize and retain a U.S. agent who will act on its behalf, assuming all attendant responsibilities associated with the export or re-export, including obtaining any necessary export licenses, pursuant to 15 C.F. R. §758.3. Client’s responsibilities as FPPI include, but are not limited to, cooperating with its U.S. agent in providing the U.S. government with a detailed description and accurate valuation and classification of the goods, bills of lading, and all other required documentation. Client further agrees to defend Ology Bio against any action, civil or criminal, private or public, in connection with the subsequent export or re-export by Client of the goods.

6.4 Invoicing and Payment Terms. Ology Bioservices shall invoice for Services not more frequent than monthly, based on in-progress work and any Initiation Fees. Unless otherwise set forth in the applicable Project Addendum, payments of undisputed invoices are due on or before thirty (30) days after receipt by Client of the applicable undisputed invoice and shall be made in U.S. dollars by check delivered to Ology Bio or by wire transfer to the address provided by Ology Bio. Each undisputed invoice shall be payable by Client in accordance with the terms noted above. Any undisputed payment due under this Agreement not received within the times noted above shall incur finance charges at the lesser of (a) the maximum rate permitted by law, or (b) one and one-half percent (1.5%) per month on the outstanding balance. All days specified therein are calendar days.

6.5 Default in Payment Obligations. In addition to all other remedies available to Ology Bio in the event of a Client default, if Client does not make payments as required hereunder, Ology Bio may refuse to Produce any Product until Client’s account is paid in full, suspend deliveries of Product until Client provides assurance of performance reasonably satisfactory to Ology Bio, and/or take other reasonable means as Ology Bio may determine.

Article 7, ACCEPTANCE OF PRODUCT

7.1 Product Conformity. Within thirty (30) calendar days from the date of shipment of samples of Product or the Released Executed Batch Record, whichever is later (the “Inspection Period”), Client shall determine whether the Batch of Product was Produced according to the Product Requirements and dispute such Batch if such Batch was not Produced in accordance with the Product Requirements (“Non-Conforming”) or accept such Batch if such Batch was Produced in accordance with the Product Requirements. If Client believes a Batch is Non-Conforming, it shall notify Ology Bio as set forth in Section 7.1.2.

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7.1.1 If Client does not notify Ology Bio in writing within the Inspection Period that the Batch of Product is Non-Conforming, then such Batch shall be deemed to have been accepted and Client will have waived its right to revoke acceptance.

7.1.2 If Ology Bio releases a Batch of Product and Client believes such Batch is Non-Conforming, Client shall provide to Ology Bio a detailed explanation of the non-conformity within the Inspection Period. Such notice of non-conformity shall be confirmed in writing via overnight delivery to Ology Bio. Upon receipt of such notice, Ology Bio shall investigate such alleged non-conformity and, (a) if Ology Bio agrees such Batch is Non-Conforming, deliver to Client a corrective action plan within thirty (30) calendar days after receipt of Client’s written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than Client or Ology Bio (the “Response Period”), or (b) if Ology Bio disagrees that the Batch of Product is Non-Conforming, Ology Bio will provide to Client a detailed explanation Client in writing within the Response Period.

7.1.3 If the Parties dispute whether the Batch of Product is Conforming or Non-Conforming, the Batch will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if Non-Conforming, shall be binding upon the Parties for purposes of determining financial liability. Notwithstanding the foregoing, Client shall not release a Batch of Product that Ology Bio has deemed non-conforming. The costs of such laboratory or consultant are to be borne by the Party whose determination was incorrect.

7.2 Remedies for Non-Conforming Product. In the event Ology Bio determines or agrees, or the laboratory or consultant appointed under Section 7.1.3 determines, that a Batch of Product is Non-Conforming due solely to an error of Ology Bio, replace the Non-Conforming Batch, at Ology Bio’s expense. If the reason for the Non-Conforming Batch is Materials provided by Client, then Client shall take any and all necessary actions to resolve such nonconformity, including, but not limited to, payment of the invoice for the Non-Conforming Batch.

Article 8, TERM AND TERMINATION

8.1 Term. This Agreement shall commence on the Effective Date of this Agreement and shall continue, unless sooner terminated as set forth herein, until the later of: (a) the fifth anniversary of the Effective of this Agreement, or (b) the last day of the last Project Addendum to terminate or expire, unless earlier terminated in accordance with Sections 8.2 or 8.3 of this Agreement (the “Term”).

8.1.1 Project Addendum Term and Renewal Term. Each executed Project Addendum shall commence on the Project Addendum Effective Date and continue for the period of time set forth in the Project Addendum (“Project Addendum Term”), unless the Project Addendum and/or this Agreement are earlier terminated in accordance with section 8.2.

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8.2 Termination.

8.2.1 Subject to Section 8.5, Client may terminate this Agreement or the associated Project Addendum for any or no reason upon sixty (60) days’ prior written notice to Ology Bio.

8.2.2 Either Party may terminate a Project Addendum and/or this Agreement upon the material breach of any provision of this Agreement by the other Party if such breach is not cured by the breaching Party within thirty (30) calendar days for monetary or non-monetary defaults (or such additional time as is reasonably necessary to cure such non-monetary default) after receipt by the breaching Party of written notice of such default. At the option of the non-breaching Party, such termination may be with respect to the entire Agreement, or only with respect to the Project Addendum which is subject to the breach.

8.3 Termination for Financial Matters. Either Party may terminate this Agreement immediately by giving the other Party written notice thereof in the event such other Party shall become insolvent or unable to pay its debts when due, or in the event that proceedings are commenced against, or voluntarily by, such Party relating to its bankruptcy or insolvency.

8.4 Additional Rights and Remedies. Subject to Section 13.1, termination under this Article 8 shall be in addition to the other rights and remedies of the terminating Party as specified herein.

8.5 Non-cancelable Costs and Expenses; Facility Use Fee. In the event of the termination of a Project Addendum and/or this Agreement, except by Client as a result of a breach by Ology Bio under Section 8.2.2, Client shall (a) reimburse Ology Bio for all Materials and equipment ordered prior to the notice of termination and are not cancelable at no cost to Ology Bio; (b) pay Ology Bio for all non-cancelable costs incurred by Ology Bio with respect to any outstanding and approved Project Addendums; and (c) if necessary, pay the applicable Batch Cancellation Fee related to the cancellation of any Production at the time of termination as described in the Project Addendum. In addition, in the event of termination or expiration for any reason, Client will pay the prices described in Article 5 for (i) any work-in-process commenced by Ology Bio or (ii) any finished Product Produced prior to expiration or termination. Ology Bio will ship such Materials, work-in-process or finished Product Produced to Client pursuant to Section 6.1 at Client’s cost and per Client’s instructions. Client shall make payments for all expenses described in this Section 8.5 no later than thirty (30) calendar days from the invoice date. Client agrees to reimburse Ology Bio for all non-cancelable costs incurred by Ology Bio for work performed and Materials ordered with respect to such Product.

8.6 Survival. Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement, subject to Article 13. The provisions of Articles 8, 9.8, 12, 13, 14, 15, 16, 17 and 18 hereof shall survive expiration or termination of this Agreement. Termination of this Agreement for any reason shall not relieve any Party of any obligations accruing prior to such termination.

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Article 9, DEVELOPMENT AND MANUFACTURING OF PRODUCT

9.1 Reprocessing, Rework or Reproduction. If reprocessing, rework or reproduction is allowed pursuant to Client’s regulatory submissions or approved by Client, it shall be performed in accordance with the Quality Agreement and Client shall be responsible for and promptly reimburse Ology Bio for all costs and expenses incurred in connection with such reprocessing, rework or reproduction.

9.2 Audits.

9.2.1 Quality Audits. Client shall have the right to audit Ology Bio’s facilities to determine compliance with Applicable Law. Such audits shall be scheduled at mutually agreeable times upon reasonable advance written notice to Ology Bio. Audits shall be at Client’s expense, as detailed in the Project Plan, if an audit occurs more than one (1) time every calendar year unless required by Ology Bio’s compliance status or a ‘for cause’ quality reason has been identified that requires Client to audit Ology Bio more frequently. If Client requests additional audits which are not for cause or due to Ology Bio’s compliance status and Ology Bio agrees to such audits, Client will incur fees as set forth in the Project Plan. Such fees shall be paid promptly upon completion of such audits. In connection with performing such audits, Client shall comply with all reasonable rules and regulations promulgated by Ology Bio. All information disclosed or reviewed in such inspections shall be deemed to be the property of Ology Bio and Ology Bio Confidential Information.

9.2.2 Other Audits. Except as provided in Section 9.2.1, any audit, except a for cause audit, shall be at the expense of Client and the prior written consent of Ology Bio.

9.3 Stability Testing. At Client’s expense, Ology Bio or a mutually selected party shall perform all stability testing required to be performed on Product. Such stability protocol shall contain a listing of the analytical testing and corresponding Product Specifications, to be performed on the Product in connection with the stability testing program under Applicable Law.

9.4 Permits and Licenses. Client will be responsible, at its expense, for obtaining, maintaining, updating and remaining in compliance with all permits, licenses and other authorizations during the Term of this Agreement, which are necessary or required under federal, state, and local laws, rules and regulations which are applicable to the use and sale of Product Produced by Ology Bio hereunder, in addition to any permits, licenses and other authorizations that are specific to the Production of Product, if any. Ology Bio will be responsible, at its expense, to obtain and maintain all generally required permits and licenses applicable to production of pharmaceutical products generally which are required for Ology Bio to carry out its regulatory and Production obligations hereunder. Ology Bio will have no obligation to obtain permits relating to the sale, marketing, distribution or use of BDS or Product or with respect to the content of any Product labeling.

9.5 Regulatory Requirements. Each Party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the Production of Product under this Agreement and which are required by an applicable Regulatory Authority or other Applicable Law, and shall confer with each other with respect to the best means to comply with such requirements. Ology Bio shall have no obligation to Produce Product in compliance with the requirements of a Regulatory Authority not explicitly specified in the Quality Agreement. Client shall supply to Ology Bio a copy of its license submission prior to Ology Bio’s Production of Product. Client will assume full responsibility for final release of each Batch of Product.

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9.6 Changes in Manufacturing.

9.6.1 Product-Specific Changes. If facility, equipment, process or system changes are required of Ology Bio as a result of requirements set forth by a Regulatory Authority, and such regulatory changes apply primarily to the Production and supply of one or more Client Products, then Client and Ology Bio will review such requirements and agree in writing to such regulatory changes, and Client shall bear one hundred percent (100%) of the reasonable costs thereof.

9.6.2 General Changes. If such regulatory changes apply generally to one or more Products as well as to other products produced by Ology Bio for itself or for third parties, then Client shall pay a pro rata amount of the reasonable cost of such regulatory changes based upon the proportion of time that such facility is dedicated to the Production of Products relative to the production of such other products.

9.7 Equipment Expenses. If Ology Bio is required to obtain specialized equipment in order to exclusively to Produce Product for Client, the price of such equipment shall be paid by Client at the time delivery to Ology Bio. Client shall bear cost of installation, commissioning, preventive maintenance, and calibration of such specialized equipment. Ology Bio shall advise Client of any specialized equipment required and the estimated price associated with the purchase and installation of such equipment. Client shall be invoiced for all approved costs as specified in the Project Addendum.

9.8 Ownership of Equipment. Upon termination or expiration of this Agreement, Ology Bio, at its option, shall either (i) transfer possession of the specialized equipment paid for by Client to Client at Client’s expense, or (ii) purchase such equipment by paying Client the then current fair market value of such equipment. The fair market value of the equipment shall be mutually determined by the Parties; provided, however, that if the Parties are not able to agree on the fair market value of such equipment within 30 days after commencing such valuation process, each party shall select a nationally known appraisal firm and such appraisal firms shall mutually designate a national appraisal firm to value the equipment.

Article 10, REGULATORY

10.1 Regulatory Approvals. Client shall maintain all necessary Regulatory Approvals of marketing licenses for Product Produced by Ology Bio hereunder. Client shall advise Ology Bio of document requirements in support of filings and similar applications required of foreign governments and agencies including amendments, license applications, supplements and maintenance of such. As agreed upon by Client and Ology Bio in a Regulatory Plan, Ology Bio will provide documents and assist Client in preparation of submissions to Regulatory Authorities designated by Client in support of Client’s applications. All regulatory submission preparation and maintenance performed by Ology Bio for Client shall be specified in the Regulatory Plan. Prior to submission to the Regulatory Authority, Client will provide Ology Bio with a copy of the CMC section for review and comment. A final copy of the CMC section will be provided by Client to Ology Bio upon submission to the Regulatory Authority. Upon Regulatory Approval, Client will notify Ology Bio within two (2) calendar days of such approval and the anticipated date of Product launch to the market.

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Article 11, TRADEMARKS

11.1 Client grants to Ology Bio a non-exclusive, royalty-free license to use trademarks of Client for the sole purpose of allowing Ology Bio solely to fulfill its responsibilities under this Agreement. Such license shall not be transferable in whole or in part.

11.2 Client shall be solely responsible for selecting, registering and enforcing trademarks of Client used to identify the Product and, except as set forth in Section 11.1, shall have sole and exclusive rights in such trademarks of Client.

Article 12, REPRESENTATIONS AND WARRANTIES

12.1 Mutual Representations. Each Party hereby represents and warrants to the other Party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

12.2 Ology Bio Warranty.

Ology Bio represents, warrants and covenants to Client that:

(a)	all Product shall be Produced in accordance with the applicable Product Requirements;

(b)	Ology Bio shall perform all Services in accordance with Applicable Laws, and in a competent and professional manner and in compliance with the terms of this Agreement, including each Project Addendum and each Quality Agreement;

(c)	Ology Bio’s engagement by Client pursuant to this Agreement does not and will not breach any agreement with any third party and Ology Bio has not entered into and will not enter into any agreement, either written or oral, in conflict with Ology Bio’s obligations under this Agreement;

(d)	Ology Bio will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b), or any foreign equivalent;

(f)	at the time of delivery by Ology Bio, all Product produced pursuant to this Agreement and delivered to Client_ by Ology shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, provided, that Ology Bio shall not be liable for defects attributable solely to Client-supplied Materials (including artwork, advertising and labeling);

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(g)	no transactions or dealings under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the the United States of America or other countries or entities listed in the applicable Project Addendum;

(h)	to Ology Bio’s knowledge, the Services and Production of Product to be performed by Ology Bio under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other Intellectual Property or other right held by any person or entity; and

(i)	Ology Bio will use reasonable care in providing information solely as it relates to Process Services studies, synthesis, formulation, primary packaging and manufacturing process analysis and such information will be accurate and complete in all material respects.

12.3 Disclaimer of Warranties. Except for those warranties set forth in Sections 12.1 and 12.2 of this Agreement, Ology Bio makes no warranties, written, oral, express or implied, with respect to Product or the Process Services and Production of Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY OLOGY BIO. NO WARRANTIES OF OLOGY BIO MAY BE CHANGED EXCEPT IN WRITING AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF OLOGY BIO.

12.4 Client Warranties. Client warrants that (a) it has the right to give Ology Bio any information and materials provided by Client hereunder, and that Ology Bio has the right to use such information and materials for the Production of Product, and (b) Client has no knowledge of any (i) patents or other intellectual property rights that would be infringed by Ology Bio’s Production of Product under this Agreement, or (ii) proprietary rights of third parties which would be violated by Ology Bio’s performance hereunder. Client warrants that if the Client provides the BDS, the BDS provided to Ology Bio will (1) conform to the BDS specifications and (2) not be adulterated or misbranded within the meaning of the FD&C Act. Client will use and promote the Product in accordance with its regulatory filings and approvals.

12.5 Execution, Delivery and Performance of the Agreement. Client has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement. This Agreement has been duly executed and delivered on behalf of Client, and constitutes a legal, valid, binding obligation, enforceable against Client and its successors and assigns in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, eorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement does not breach, violate, contravene, or constitute a default under any contracts, arrangements or commitments to which Client is a party or by which it is bound nor does the execution, delivery, and performance of this Agreement by Client violate any order, law, or regulation of any court, governmental body, or administrative or other agency having authority over it.

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Article 13, EXCLUSIVE REMEDIES, LIMITATION OF LIABILITY AND RISK OF LOSS

13.1 Exclusive Remedies. Client’s right to recover damages, losses or expenses from Ology Bio, and Ology Bio’s liability under this Agreement, is limited to the amounts and remedies set forth in the applicable sections of this Agreement. All claims by Client under this Agreement (except claims seeking indemnity) shall be brought no later than two (2) years after the occurrence of the event giving rise to such claim; otherwise, such claim shall be deemed waived.

13.2 Limitation of Liability. Except to the extent recoverable under Section 14.2, under no circumstances shall Ology Bio be liable for incidental, special, consequential, punitive, exemplary, or other indirect damages, including but not limited to, lost profits, or except as specifically set forth in this Agreement, loss, damage or destruction of the Client supplied Materials, the cost of cover or recall costs, whether such claims are founded in tort or contract, and even if Client asserts or establishes a failure of the essential purpose of any limited remedy provided in this Agreement. To the extent permitted under Applicable Law, under no circumstances shall Ology Bio’s aggregate liability under this Agreement, including but not limited to third party claims, exceed the aggregate amount paid to Ology Bio by Client under this Agreement in the first three calendar years of the Agreement (the “Monetary Cap”).

13.3 Risk of Loss. All Ology Bio supplied equipment and Ology Bio supplied Materials used by Ology Bio in the Production of Product (collectively, the “Ology Bio Property”) shall at all times remain the property of Ology Bio and Ology Bio assumes risk of loss for the Ology Bio Property until delivery of Product to a common carrier as specified under Section 6.1. Client assumes all risk of loss for Client supplied Materials, equipment owned by Client and all Product (collectively, the “Client Property”), unless such loss is caused solely by Ology Bio’s gross negligence or willful misconduct, in which case, Ology Bio shall reimburse Client for the loss; provided however, that such reimbursement for any Client supplied Materials will not exceed the Production Price of the Batch of Product that would have been Produced from such Client supplied Materials; or, for Product, will not exceed the Production Price paid to Ology Bio for the Batch of Product that was lost or damaged. Ology Bio will have no liability for, and Client releases all claims against Ology Bio arising from, any damage or loss to Client Property stored in a third party facility.

13.4 Waiver of Claims. In connection with providing Process Services, Ology Bio represents only that it will use reasonable care in providing such information solely as it relates to Process Services studies, synthesis, formulation, primary packaging and manufacturing process analysis. Ology Bio makes no representation or warranty, relating to the stability, efficacy, safety, or toxicity of Product formulated, packaged or manufactured in accordance with the Process Services provided by Ology Bio.

Article 14, INDEMNIFICATION

14.1 Client Indemnification. Client shall indemnify, defend and hold harmless Ology Bio and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (collectively, the “Ology Bio Indemnified Parties”) from and against any and all liabilities, obligations, penalties, claims, judgments, demands, actions, disbursements of any kind and nature, suits, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees) (“Losses”) to, and claims, demands, actions, suits, including claims of property damage, death or personal injury for which the Indemnified Parties otherwise would be strictly liable (collectively, “Claims”) by a third party, in connection with pending or threatened litigation or other proceedings, which arise out of or relate to any one of the following:

(a)	transport, storage, promotion, labeling, marketing, distribution, use or sale of Product;

(b)	Ology Bio’s use of the BDS;

(c)	Client’s gross negligence or willful misconduct;

(d)	Materials provided by Client;

(e)	Client’s material breach of any covenant, representation or warranty contained in this Agreement; or

(f)	or distribution of BDS or Product by Ology Bio or Client or if such violates the patent, trademark, copyright or other proprietary rights of any third party,

except to the extent the foregoing (a), (b), (d) or (f) is caused solely by the gross negligence or willful misconduct of Ology Bio.

14.2 Ology Bio Indemnification. Ology Bio shall indemnify, defend, and hold harmless Client and its Affiliates and any of their respective directors, officers, employees, subcontractors, and agents (collectively, the “Client Indemnified Parties”) from and against any and all Losses to, and Claims by, a third party, in connection with pending or threatened litigation or other proceedings, which arise out of or relate to any one of the following: (a) solely to the extent attributable to Ology Bio’s gross negligence or willful misconduct; or (b) Ology Bio’s material breach of any covenant, representation or warranty contained in this Agreement, except to the extent the foregoing (a) and (b) is caused solely by the gross negligence or willful misconduct of Ology Bio.

14.3 Indemnitee Obligations. Any Party seeking indemnification hereunder (a) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any Claim for which indemnification is sought, (b) shall permit the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against the Claim, (c) shall reasonably assist the Indemnifying Party, at the Indemnifying Party’s reasonable expense, in the investigation of and preparation for the defense of such Claim, and (d) shall not compromise or settle such Claim without the Indemnifying Party’s prior written consent.

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Article 15, INSURANCE

15.1 Client Insurance. Client shall procure and maintain, during the Term of this Agreement and for a period one (1) year beyond the expiration date of Product, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the “ Client Insurance”). Client Insurance shall cover amounts not less than $5,000,000 (five million dollars) combined single limit and shall be with an insurance carrier with an A.M. Best rating of A-VII or better. Any deductible and/or self-insurance retention shall be the sole responsibility of Client.

15.2 Ology Bio Insurance. Ology Bio shall procure and maintain, during the Term of this Agreement and for a period one (1) year beyond the expiration date of Product, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the “Ology Bio Insurance”). Ology Bio Insurance shall cover amounts not less than $10,000,000 (ten million dollars) combined single limit and shall be with an insurance carrier with an A.M. Best rating of A-VII or better. Any deductible and/or self-insurance retention shall be the sole responsibility of Ology Bio.

15.3 No Limitation. Neither Party’s liability will be limited to that which is recoverable by insurance.

Article 16, PRODUCT RECALLS

16.1 Recalls. In the event Client is required to recall any Product, or elects to institute a voluntary recall, Client will be responsible for coordinating such recall. Client will promptly notify Ology Bio of such recall and provide Ology Bio with a copy of all documents relating to such recall. Ology Bio will cooperate with Client in connection with any recall, at Client’s expense. Client will be responsible for all of the costs and expenses of such recall (including but not limited to costs associated with receiving and administering the recalled Product and notification of the recall to those persons whom Client deems appropriate).

Article 17, INTELLECTUAL PROPERTY

17.1 Existing Intellectual Property. Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its existing Intellectual Property and other intellectual property, without conferring any interests therein on the other Party. Neither Ology Bio nor any third party shall acquire any right, title, or interest in Client’s Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein. Neither party shall file a patent thereon unless mutually agreed by the Parties.

17.2 Client Improvements. The Parties agree that all rights, title and interest in and to any Client Improvements shall be owned by Client.

17.3 Ology Bio Improvements. The Parties agree that all rights, title and interest in and to any Ology Bio Improvements shall be owned by Ology Bio.

17.4 Joint Intellectual Property. Joint Intellectual Property shall be co-owned equally by the Parties. Each Party shall have a right of first refusal to any assignment of its interest into a Joint Patent by a Party to any Third Party.

17.5 Disclaimer. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly, by implication, or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its Inventions or other intellectual property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance, or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

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17.6 Rights in Intellectual Property. The Party owning any Intellectual Property shall have the worldwide right to control the drafting, filing, prosecution and maintenance of patents covering the Inventions relating to such Intellectual Property, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each Party will cooperate with the other Party in the filing and prosecution of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

17.7 Confidentiality of Intellectual Property. Intellectual Property (including, without limitation, Client Improvements, Ology Bio’s Proprietary Cell Technology, and Ology Bio Improvements) shall be deemed to be the Confidential Information of the Party owning such Intellectual Property. The protection of each Party’s Confidential Information is described in Article 18. Any disclosure of information by one Party to the other under the provisions of this Article 17 shall be treated as the disclosing Party’s Confidential Information under this Agreement. It shall be the responsibility of the Party preparing a patent application to obtain the written permission of the other Party to use or disclose the other Party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

Article 18, CONFIDENTIAL INFORMATION, NONDISCLOSURE AND PUBLICITY

18.1 Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees to take all reasonable steps to prevent disclosure of Confidential Information to third parties. No provision of this Agreement shall be construed so as to preclude disclosure of Confidential Information as may be reasonably necessary to secure from any governmental agency necessary approvals or licenses or to obtain patents with respect to the Product.

18.2 Prior Confidentiality Agreement.

18.2.1 This Agreement, by reference, incorporates the applicable Confidentiality Agreement, as set forth in EXHIBIT B, signed by Client and Ology Bio, to govern any disclosure made under this Agreement, including but not limited to, the Project Addendum, the Project Plan and any discussions in connection with them (the “Confidentiality Agreement”), and is made a part hereof as though fully set forth herein and all terms and conditions set forth in the Confidentiality Agreement shall continue to govern any disclosure made under the Confidentiality Agreement and shall govern any disclosure made as of the Effective Date of this Agreement. “Confidential Information”, as used in this Agreement, shall have the meaning defined in the Confidentiality Agreement.

18.2.2 All obligations of confidentiality and non-use imposed upon the Parties under this Agreement, including without limitation the period of confidentiality and non-use as set forth in the Confidentiality Agreement which is hereby amended by this Section 18.2.2, shall expire five (5) years after the expiration or earlier termination of this Agreement and/or the applicable Project Addendum.

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18.3 Third Party Disclosure. Ology Bio will be permitted to disclose Product information to third party developmental and analytical services providers in connection with performance of its obligations hereunder provided such providers shall be subject to confidentiality agreements at least as stringent as those included in this Agreement.

18.4 Limitation of Disclosure. The Parties agree that, except as otherwise may be required by Applicable Law, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”), and except as may be authorized in the Confidentiality Agreement and unless otherwise agreed in this Agreement, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other.

18.5 Publicity and SEC Filings. The Parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the Parties. The failure of a Party to return a draft of a press release with its proposed amendments or modifications to such press release to the other Party within five (5) business days of the Party’s receipt of the press release shall be deemed as approval of such press release. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the SEC or any other governmental or regulatory agencies, including providing written notice to Ology Bio and sufficient time to review and request confidential treatment of Confidential Information of either Party included in any such disclosure. Ology Bio may communicate information to its investors to the extent made public by Client.

18.6 Reference List. A Party shall be entitled to put the other Party’s name on a reference list upon request and/or notification.

Article 19, FORCE MAJEURE

19.1 Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money) caused by an event outside the affected Party’s reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of public enemies; insurrections; riots; terrorist actions; injunctions; embargoes; fires; explosions; floods; shortages of Materials or energy; delays in the delivery of Materials or energy; acts or orders of any government or agency thereof (including, without limitation, any delays due to action under Defense and Priorities Allocation System (DPAS)) or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause and a good faith estimate of the continuing effect of the force majeure condition and duration of the affected Party’s nonperformance, and shall take whatever reasonable steps are appropriate to relieve the effect of such causes as rapidly as possible. If the period of nonperformance by Ology Bio because of Ology Bio force majeure conditions exceeds thirty (30) calendar days, Client may terminate this Agreement by written notice to Ology Bio. If the period of nonperformance by Client because of Client force majeure conditions exceeds thirty (30) calendar days, Ology Bio may terminate this Agreement by written notice to Client.

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Article 20, DPAS DISCLOSURE

20.1 Ology Bio and the ADM Facility are subject to the Defense and Priorities Allocation System (DPAS), due to its ongoing agreement with the Department of Defense, Natick Contracting Division, US Army Contracting Command-APG for the development and manufacturing of medical counter measures in the ADM Facility located in Alachua, FL (the “ADM Contract”). All development and manufacturing activities under the ADM Contract are issued under a Task Order system.

Defense Priorities and Allocations System (DPAS) is a regulation administered by the Department of Commerce (DoC) that implements the priorities and allocations authority contained in Title 1 of the Defense Production Act (DPA) of 1950 with respect to industrial resources. The purpose of DPAS is to ensure the timely availability of industrial resources to meet national defense and emergency preparedness requirements. Certain national defense, energy, and homeland security programs are approved for priorities and allocations support. The DoC has delegated authority to the Department of Defence (DoD) to place priority ratings on its contracts in accordance with DPAS, and DoD issues approximately 300,000 rated orders annually. DoD uses two priority ratings: DX and DO. DX rated programs and their orders are of the highest national defense urgency and are approved by the Secretary of Defense (SECDEF) or Deputy Secretary of Defense (DEPSECDEF). DO rated orders are of lower priority than DX-rated orders but take precedence over unrated orders. DPAS cannot be used to prioritize food, energy, health, water, or civil transportation resources.

The ADM Contract carries a DPAS rating of DO-B9, however, Ology Bio does not currently have any such Task Orders in effect that would require prioritization. In the event that a Task Order is assigned, Ology Bio will evaluate its impact on schedule and availability to reasonably eliminate and/or minimize any delay; however, Client hereby acknowledges that the actions required to meet the requirements of the DPAS are a priority and shall be not be deemed to cause or result in a breach hereunder.

Article 21, NOTICES

21.1 All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective Parties:

If to Ology Bio:	Ology Bioservices, Inc.
13200 N.W. Nano Court
Alachua, FL 32615
Attn: Sabine Abramson
Sr. Corporate Paralegal
	Fax No.:	(833) 512-4936
	Phone No.:	(386) 418-8425

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If to Client:	Blue Water Vaccines, Inc.
2041 Courtland Avenue
Cincinnati, Ohio 45212
Attn: Joseph Hernandez
Chief Executive Officer
	Phone No.:	(646) 303-0737

With copy to:
Blue Water Vaccines, Inc.
15 East Putnam Avenue, Suite 363
Greenwich, CT 06830
Attn: Joseph Hernandez
Chief Execeutive Officer

Notices shall be effective on the day following the date of transmission if sent by facsimile, and on the second business day following the date of delivery to the overnight delivery service if sent by overnight delivery. A Party may change its address listed above by notice to the other Party given in accordance with this Section.

Article 22, GOVERNING LAW; EXCLUSIVE JURISDICTION

22.1 In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Delaware, without regard to the principles of conflicts of laws. The Parties hereby agree that any dispute hereunder or relating hereto shall be determined exclusively by the state and federal courts located in the State of Delaware and any court to which an appeal therefrom may be taken.

22.2 Commercial Dispute Resolution. If a dispute arises between the Parties in connection with this Agreement, or a disagreement arises regarding the interpretation of any provision hereof (a “ Commercial Dispute”), the Parties shall use the following procedure in good faith prior to either Party filing a lawsuit, commencing arbitration or pursuing other available judicial or nonjudicial remedies:

(i) A meeting of the Parties, which may be either in-person or via teleconference, shall be held within fourteen (14) days after either Party gives written notice of a Commercial Dispute to the other Party. The meeting shall be attended by authorized individual(s) for each Party, who has decision-making authority regarding the Commercial Dispute. The authorized individual(s), shall negotiate in good faith, be discreet, and use reasonable efforts to resolve the Commercial Dispute.

(ii) If the Parties do not succeed in resolving the Commercial Dispute within thirty (30) days after notice of the Commercial Dispute from the other Party, either Party may file a lawsuit, commence arbitration or pursue other available judicial or nonjudicial remedies.

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22.3 Technical Dispute Resolution. If a dispute arises between the Parties that is exclusively related to technical aspects of the Services (a “Technical Dispute”), the Parties will make all reasonable efforts to resolve the dispute by good faith negotiations with the authorized representatives of the technical or quality teams for each Party (the “Technical Representatives”). The Parties shall use the following procedure in good faith prior to either Party filing a lawsuit, commencing arbitration or pursuing other available judicial or nonjudicial remedies:

(i) A meeting of the Parties, which may be either in-person or via teleconference, shall be held within fourteen (14) days after either Party gives written notice of a Technical Dispute to the other Party. The meeting shall be attended by the Technical Representatives for each Party, who shall negotiate in good faith, be discreet, and use reasonable efforts to resolve the Dispute.

(ii) If despite this meeting, the Parties are unable to resolve the Technical Dispute within thirty (30) of the written request, the Technical Dispute will, at the request of either Party, be referred for determination to a mutually acceptable independent expert with experience and expertise in the subject matter of the dispute. If the Parties cannot agree to a mutually acceptable third-party expert (person or laboratory) then an expert may be appointed by an experienced arbitrator on the roster of the American Arbitration Association. The determination of the expert will, except for fraud or manifest error, be final and binding upon the Parties. The costs and expenses of the independent expert will be shared equally by the Parties.

(iii) The resolution of a Product Conformity disputes are controlled by Section 7.

Article 23, ASSIGNMENT

23.1 Neither Party shall assign this Agreement or any part hereof or any interest herein to any third party (or use any subcontractor) without the prior written approval of the other Party. The Parties shall be entitled to assign this Agreement to one of its Affiliates without the other Party’s prior approval provided such Affiliate remains an Affiliate of such Party. No consent shall be required in the case of a transfer to a wholly-owned subsidiary or transaction involving the merger, consolidation, corporate reorganization, or sale of all or substantially all of the assets of the Party seeking such assignment or transfer and such transaction relates to the business covered by this Agreement and the resulting entity assumes all of the obligations under this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of its obligations hereunder.

Article 24, TAXES

24.1 Client shall pay all national, state, municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments, or tariffs assessed upon or levied against the sale of Product to Client pursuant to this Agreement, or the sale or distribution of Product by Client (or at Client’s sole expense, defend against the imposition of such taxes and expenses). Ology Bio shall notify Client of any such taxes that any governmental authority is seeking to collect from Ology Bio, and Client may assume the defense thereof in Ology Bio’s name, if necessary, and Ology Bio agrees to fully cooperate in such defense to the extent of the capacity of Ology Bio, at Client’s expense. Ology Bio shall pay all national, state, municipal, or other taxes on the income resulting from the sale by Ology Bio of the services provided to Client under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.

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Article 25, SUCCESSORS AND ASSIGNS

25.1 This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and permitted assigns.

Article 26, ENTIRE AGREEMENT

26.1 This Agreement, including all agreements specifically incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

Article 27, SEVERABILITY

27.1 If any term or provision of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

Article 28, WAIVER AND MODIFICATION OF AGREEMENT

28.1 No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

Article 29, INDEPENDENT CONTRACTOR

29.1 Both Parties shall act as an independent contractor for the other Party in providing the services required hereunder and shall not be considered an agent of, or joint venturer with, the other Party.

Article 30, COUNTERPARTS

30.1 For convenience, this Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same Agreement.

ARTICLE 31, INTERPRETATION AND CONSTRUCTION

31.1 The Parties confirm that this Agreement shall govern the relationship between the Parties.

31.2 In the event that the terms of any Project Addendum are inconsistent with the terms of this Agreement, this Agreement shall control, unless otherwise explicitly agreed to in writing by the Parties. No Project Addendum shall be deemed to amend this Agreement.

31.3  In the event of a conflict between this Agreement and the Quality Agreement , the Quality Agreement will prevail for matters of quality and this Agreement will prevail for all business, legal, and financial issues.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representative as of the Effevtive Date.

OLOGY BIOSERVICES, INC.		BLUE WATER VACCINES, INC.

By:	/s/ Timothy Cooke	By:	/s/ Joseph Hernandez
Name:	Timothy Cooke	Name:	Joseph Hernandez
Title:	SVP Commercial Business	Title:	Chief Executive Officer

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